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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                                          OMB APPROVAL
                                                 OMB NUMBER           3235-0145
                                                 EXPIRES:     DECEMBER 31, 1997
                                                 ESTIMATED AVERAGE BURDEN
                                                 HOURS PER RESPONSE...14.90


                                  SCHEDULE 13G


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                              (AMENDMENT NO. ___)*


                          STAR Telecommunications, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                          Common Stock; $.001 par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   854923 10 9
    ------------------------------------------------------------------------
                                 (CUSIP Number)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


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                                  SCHEDULE 13G

CUSIP NO. 854923 10 9                              Page    2    of    6    Pages
                                                        -------    -------


 1         NAME OF REPORTING PERSON
           S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Christopher E. Edgecomb
--------------------------------------------------------------------------------
 2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)   [ ]
                                                                 (b)   [ ]
--------------------------------------------------------------------------------
 3         SEC USE ONLY


--------------------------------------------------------------------------------
 4         CITIZENSHIP OR PLACE OF ORGANIZATION

           United States
--------------------------------------------------------------------------------

                                  5         SOLE VOTING POWER

                                            6,685,662
--------------------------------------------------------------------------------
          NUMBER OF
            SHARES                6         SHARED VOTING POWER
         BENEFICIALLY
           OWNED BY                         -0-
                                  ----------------------------------------------
             EACH
          REPORTING
            PERSON                7         SOLE DISPOSITIVE POWER
             WITH
                                            6,685,662
                                  ----------------------------------------------

                                  8         SHARED DISPOSITIVE POWER

                                            -0-
--------------------------------------------------------------------------------
 9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           6,685,662
--------------------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                             [ ]
--------------------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           40.7%
--------------------------------------------------------------------------------
12         TYPE OF REPORTING PERSON*

           IN
--------------------------------------------------------------------------------
                       SEE INSTRUCTION BEFORE FILLING OUT!


                                Page 2 of 6 pages
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ITEM 1.

      (a)   NAME OF ISSUER

            STAR Telecommunications, Inc.

      (b)   ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

            223 East De La Guerra Street
            Santa Barbara, California 93101

ITEM 2.

      (a)   NAME OF PERSON FILING

            Christopher E. Edgecomb

      (b)   ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE

            c/o STAR Telecommunications, Inc.
            223 East De La Guerra Street
            Santa Barbara, California 93101

      (c)   CITIZENSHIP

            United States

      (d)   TITLE OF CLASS OF SECURITIES

            This filing is made in regard to the Common Stock, $.001 par value per share, of STAR Telecommunications, Inc. (the "Common Stock").

      (e)   CUSIP NUMBER

            854923 10 9

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B), OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A:

      (a)   |_|  Broker or Dealer registered under Section 15 of the Act,

      (b)   |_|  Bank as defined in Section 3(a)(6) of the Act,

      (c)   |_|  Insurance Company as defined in Section 3(a)(19) of the Act,

      (d)   |_|  Investment Company registered under Section 8 of the Investment
                 Company Act,

      (e)   |_|  Investment Adviser registered under Section 203 of the
                 Investment Advisers Act of 1940,

      (f)   |_|  Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see 13d-1(b)(1)(ii)(F),


                                Page 3 of 6 pages
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      (g)   |_|  Parent Holding Company, in accordance with Rule
                 13d-1(b)(ii)(G); see Item 7,

      (h)   |_|  Group, in accordance with Rule 13d-1(b)(1)(ii)(H).

ITEM 4.     OWNERSHIP

      (a)   AMOUNT BENEFICIALLY OWNED

            At December 31, 1997 the filing person beneficially owned 6,685,662 shares of Common Stock

      (b)   PERCENT OF CLASS

            40.7%

      (c)   NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS

            (i)   SOLE POWER TO VOTE OR TO DIRECT THE VOTE: 6,685,662

            (ii)  SHARED POWER TO VOTE OR TO DIRECT THE VOTE: 0

            (iii) SOLE POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF:
                  6,685,662

            (iv)  SHARED POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF: 0

ITEM 5.     OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

      IF THIS STATEMENT IS BEING FILED TO REPORT THE FACT THAT AS OF THE DATE HEREOF THE REPORTING PERSON HAS CEASED TO BE THE BENEFICIAL OWNER OF MORE THAN FIVE PERCENT OF THE CLASS OF SECURITIES, CHECK THE FOLLOWING |_|

ITEM 6.     OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

            Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

            Not applicable.

ITEM 8.     IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

            Not applicable.


ITEM 9.     NOTICE OF DISSOLUTION OF GROUP

            Not applicable.


                                Page 4 of 6 pages
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ITEM 10.    CERTIFICATION

            By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.




            /s/ Christopher E. Edgecomb


                                Page 5 of 6 pages
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                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 12, 1998



                                       /s/ Christopher E. Edgecomb
                                       -----------------------------------------
                                       Christopher E. Edgecomb




                                Page 6 of 6 pages